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Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-10 and the related prospectus of DragonWave Inc. ("DragonWave"), for the registration of debt securities, common shares, warrants, subscription receipts, and units and to the incorporation by reference therein of our reports dated May 14, 2014, with respect to the consolidated financial statements of DragonWave and the effectiveness of internal control over financial reporting of DragonWave, included in its Annual Report on Form 40-F for the year ended February 28, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ottawa, Canada
July 24, 2014

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  Exhibit 5.1
Consent of Independent Registered Public Accounting Firm